Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2024, relating to the financial statements of NewAmsterdam Pharma Company N.V., appearing in the Annual Report on Form 10-K of NewAmsterdam Pharma Company N.V. for the year ended December 31, 2023.

/s/ Deloitte Accountants B.V.

Eindhoven, The Netherlands

July 3, 2024